Exhibit 21.1

SUBSIDIARIES

Entity	Jurisdiction of Organization

6D Comverge, Inc.	Delaware

Alternative Energy Resources, Inc.	Delaware

Clean Power Markets, Inc.	Pennsylvania

Comverge Canada, Inc.	Canada

Comverge Control Systems, Ltd.	Israel

Enerwise Global Technologies, Inc.	Delaware

Comverge Energy Management, Inc.	Texas

Comverge Energy Partners, Ltd.	Texas

Comverge Giants, Inc.	Delaware

Comverge Utah, Inc.	Utah

PES NY, LLC	New York

Public Energy Solutions, LLC	New Jersey

Public Electric, Inc.	New Jersey

Public Energy Solutions NY, LLC	Delaware